Exhibit 99.1

CURAEGIS™ TECHNOLOGIES, INC. ANNOUNCES BETA TRIALS

ROCHESTER, N.Y August 11, 2016 (GLOBE NEWSWIRE) On August 11, 2016, Richard A. Kaplan, CEO of CurAegis Technologies, Inc., announced that the company has entered into agreements with six companies to participate in the Beta Trials for our proprietary CURA™ fatigue management system. We have chosen these companies very carefully based upon their reputations for quality and safety within their respective markets. These organizations represent five of our initial eight target markets, which include:

●	Trucking

●	Busing

●	Aviation

●	Medical

●	General Corporate

●	Sports Science

●	Municipal Agencies

●	Federal Agencies

More agreements are expected soon which will reflect participation in all of our targeted markets. The CURA™ System Beta Trials are set to begin in the fourth quarter of 2016.

Kaplan said, “We are very excited about the enthusiasm we have seen for this breakthrough technology. We are very appreciative to these organizations for their interest in validating and improving the technology underlying the CURA System.”

The three priorities of our Beta Trials are:

●	User acceptance – ensure the user benefits from, enjoys and appreciates the wellness and safety features of the system.

●	Ease of implementation for the organization – the system will be easily integrated and managed into the existing wellness and safety systems within the organizations.

●	Efficacy of the technology – information confirms that the CURA System will make employees safer, healthier, resulting in higher productivity, reduced absenteeism, fewer accidents and mistakes.

After the completion of the Beta Trials, the Company will begin our paid Pilot Programs. We believe these Beta and Pilot Programs will demonstrate our technologies’ unique abilities for Safety and Wellness in each of our targeted markets. This will lead directly to sales of the CURA System.

We have hired four market-specific Sales Vice Presidents with significant expertise in each market. We are currently engaged with over 70 companies and organizations that have expressed interest in the CURA System.

To see a full description and video of the CURA System go to our website at www.curaegis.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis Technologies, Inc. business. More detailed information about these factors may be found in filings by CurAegis Technologies, Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis Technologies, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100

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